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                                                                   Exhibit 10.10

                           SOFTWARE LICENSE AGREEMENT

         This License Agreement (hereinafter "Agreement") is made and entered into, as of the date of final signature by both parties as set forth below, by and between Summus, Ltd. with its principal place of business located at 950 Lake Murray Blvd., Irmo, SC 29063 (hereinafter referred to as "Licensor") and Raytheon Company, acting by and through its Electronic Systems Division, with offices at 50 Apple Hill Drive, Tewksbury, MA 01876 (hereinafter referred to as ("Licensee").

         Whereas, Licensor warrants that it has developed at private expense and is the owner of the right, title and interest in and to certain Summus Wavelet Compression Software (hereinafter defined and referred to as "Licensed Software");

         Whereas, Licensee is under contract with the U.S. Government in connection with the so-called "ASTAMIDS DEM/VAL" program (hereinafter "Program") which Program presently extends through November 1996 (unless otherwise extended by agreement with the Government); and

         Whereas, Licensee desires to obtain the right and license to (a) use the Licensed Software in connection with the performance of its contract for the Program, (b) incorporate the Licensed Software into certain DAP machines to be supplied to the U.S. Government in connection with the Program and (c) to provide the Licensed Software to the U.S. Government in accordance with the applicable Federal Procurement Regulations cited below; and

         Whereas, Licensor is willing to grant Licensee such rights and licenses subject to the terms and conditions set forth below.

         Now, therefore, in consideration of the promises and the mutual covenants and agreements contained herein, Licensor and Licensee hereby agree as follows:

1.       DEFINITIONS

         The Licensed Software shall mean Licensor's Still Image Compression Software including associated user documentation. Five (5) copies of the Licensed Software shall be deliverable to Licensee as wavelet compression software (object/DLL) for use in a DAP operating system pursuant to the terms of this Agreement, including delivery of source code for selected portions thereof as mutually agreed in writing by the parties. The five (5) copies of Licensed Software to be supplied hereunder may be adapted by Licensor pursuant to the terms of the related subcontract between the parties referred to in Section 3 below. The licenses granted herein with respect to Licensed Software shall include any such adaptations incorporated in the five (5) licensed copies by Licensor. "DLL" means digital linked library.

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2.       DELIVERY

         Licensor shall deliver five (5) copies of the Licensed Software to Licensee for use by Licensee solely in accordance with the provisions of this Agreement and for incorporation in the five (5) DAP machines to be supplied to the Government in connection with the Program.

3.       ANCILLARY SERVICES AND TECHNICAL SUPPORT

         In connection with Licensee's use of the Licensed Software and its incorporation in the five (5) DAP machines to be supplied to the Government in connection with the Program, Licensor shall provide certain ancillary engineering, programming and support services to Licensor in accordance with a separate subcontract (hereinafter "Subcontract") between the parties.

4.       PERFORMANCE GOALS

         The acceptance criteria and performance goals for the Licensed Software shall be as set forth in the Scope of Work attached as an exhibit to the Subcontract.

5.       LICENSE FEES AND PAYMENT

         The license fee payable by Licensee for the rights and licenses granted to it hereunder is Twenty Five Thousand Dollars ($25,000) payable as follows:

         (a)      Twelve Thousand Five Hundred Dollars ($12,500) within thirty
                  (30) days after execution of this Agreement, execution of the Subcontract and receipt of Licensor's invoice therefor; and

         (b)      Twelve Thousand Five Hundred Dollars ($12,500) within thirty
                  (30) days after delivery to Licensee of the Licensed Software and Licensee's receipt of Licensor's invoice for same.

6.       GRANT OF LICENSE

         (a)      Licensor hereby grants to Licensee:

                  (i) a non-exclusive license to use the Licensed Software in its own operations solely in connection with and for purposes of the performance of its contract for the Program; and

                  (ii) a non-exclusive license to incorporate the Licensed Software supplied by Licensor hereunder into the five
                           (5) DAP machines to be supplied by Licensee to the U.S. Government solely in

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                           connection with and for purposes of the performance
                           of Licensee's contract for the Program; and

                  (iii) the right to transfer the Licensed Software received hereunder to the U.S. Government in accordance with the Restricted Rights provisions of Clause 252.227-7013 of the Defense Acquisition Regulations or equivalent Federal Procurement Regulations providing for restricted rights in commercial software; and

                  (iv) the right to make one (1) back-up copy of the Licensed Software.

         (b) The above references to DFAR 252.227-7013 are based on Licensor's representation that the Licensed Software is commercial software developed at private expense. It is understood that any technical data or software which is first developed at Government expense are subject to the applicable Federal Procurement Regulations governing same. The rights and licenses granted above with respect to the Licensed Software include within their scope the Licensed Software as it may be adapted by Licensor pursuant to the Subcontract, except that the Government's rights with respect to any technical data, invention or modification first made under the Subcontract at Government expense shall be subject to the applicable DFAR provisions set forth in the Subcontract.

         (c) In order to be afforded benefit of the Restricted Rights provisions referred to in Section 6(a)(iii) above, Licensor shall be required to mark the Licensed Software with the applicable Restricted Rights Legend required under DFAR 252.227-7013.

7.       TERM AND TERMINATION

         (a) This Agreement shall become effective upon execution of both this Agreement and the related Subcontract. Unless terminated by reason of Licensee's failure to pay amounts due under
                  Section 5 above, the licenses granted to Licensee hereunder shall continue for so long as necessary to complete its obligations to the Government under its contract for the Program. The rights and licenses of the Government shall be in accordance with the applicable procurement regulations referred to above.

         (b) In the event that Licensee is in breach of any payment obligation under Section 5 above, Licensor may terminate this Agreement upon thirty (30) days written notice to the Licensee unless the alleged breach is cured within said thirty (30) day period. In the event that Licensor is in

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                  breach of its obligations under Section 2 above, Licensee may terminate this Agreement upon thirty (30) days written notice to the Licensor unless the alleged breach is cured within said thirty (30) day period. Termination shall not affect any confidentiality obligations under the Proprietary Information Agreement referred to in Section 7 below which obligations shall survive for the period stated in said Proprietary Information Agreement.

8.       PROPRIETARY INFORMATION

         Licensor represents that the Licensed Software incorporates confidential proprietary information and Licensee agrees to treat such information in accordance with the requirements of the Proprietary Information Agreement of February 1, 1994 except that, notwithstanding anything in said Proprietary Information Agreement to the contrary:

         (a) In order to be afforded protection hereunder, the Licensed Software and any related proprietary information must be identified by Licensor in human readable form with Licensor's name and statement of its proprietary nature;

         (b) Licensee may provide the Licensed Software to the U.S. Government in accordance with the provisions of Section 6 above;

         (c) Licensee may disclose Licensor's proprietary information to its employees in connection with the authorized uses of the Licensed Software provided that such parties are subject to appropriate obligations of confidentiality and solely to the extent required in connection with Licensee's performance of its contract for the Program; and

         (d) Licensee may disclose Licensor's proprietary information (in object code/DLL form only) to its subcontractors, other companies which may be team members for the Program, vendors, consultants and affiliates if such disclosure is reasonably required in connection with the continued performance of the contract for the Program and provided that such parties have undertaken appropriate confidentiality obligations at least as restrictive as those contained herein.

         (e) Licensee's obligations under this Section 8 shall not exceed use of the customary degree of care which it exercises in protecting its own proprietary information of similar character (Licensor's source code documentation shall be treated with the same degree of care as Licensee treats its own source code documentation of similar character)

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                  and in no event will Licensee be liable if such standard of care is used. Licensee shall identify to Licensor each individual within Licensee's organization who receives Licensor source code within fifteen (15) business days of the date such individual receives such source code.

9.       WARRANTIES

         (a) Licensor represents and warrants that it owns the entire right, title and interest in the Licensed Software and that it has all necessary rights to grant the rights and licenses contained herein.

         (b) Licensor represents and warrants that there have been no claims of infringement with respect to the Licensed Software and that to the best of its knowledge and reasonable belief the use of the Licensed Software in the manner authorized herein does not infringe any third party patent, copyright or other intellectual property right.

         (c) Licensor warrants that, at the time of delivery hereunder, the Licensed Software supplied by Licensor hereunder shall perform in substantial accordance with the mutually agreed performance goals and applicable user documentation and Licensor shall, as its sole liability with respect to such warranty, provide reasonable debugging and support services to Licensee.

         (d) Licensee is responsible for selection of the Licensed Software as suitable for its intended purposes and Licensor does not warrant that the Licensed Software is suitable for such purposes or that operation of the Licensed Software will be uninterrupted and error free and Licensor shall have no obligation hereunder with respect to Licensee's reliance on the results obtained from the use of Licensed Software.

         (e) Neither party to this Agreement shall, under any circumstances, be liable for loss of business or profits or any consequential, incidental, punitive or similar damages for any cause whatsoever, whether in contract or in tort, including negligence.

10.      ENTIRE AGREEMENT

         This document, the associated Purchase Order/Subcontract, the associated Statement of Work and associated Proprietary Disclosure Agreement contains the entire agreement between the parties related to the Licensed Software and associated services and may be amended only by written amendment executed by the respective duly authorized representative of each party.

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11.      INDEPENDENCE OF PARTIES

         Each party hereto shall act as an independent contractor and not as an agent or partner of or joint venturer of the other.

12.      TRANSFERABILITY

         This Agreement may not be assigned or transferred by either party, in whole or in part, without the prior written consent of the other party, with the following exceptions:

         (a) Licensee may assign this Agreement to any wholly owned subsidiary of Licensee which agrees in writing to be bound by the terms hereof but only if and to the extent required in connection with the continued performance of the contract for the Program; and

         (b) Licensee may assign this Agreement to any party acquiring all or substantially all of its business and assets related to the Program which agrees in writing to be bound by the terms thereof.

13.      REPRESENTATION AS TO RIGHT TO ENTER THIS AGREEMENT

         Both parties represent and warrant that they have the right to enter into this Agreement and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or oral or implied, inconsistent with this Agreement.

14.      ARBITRATION

         In the event of any dispute between the parties concerning the performance or nonperformance of the provisions of this Agreement, such disputes shall be conclusively determined by and under the rules of the American Arbitration Association. The site of any arbitration shall be Atlanta, Georgia. The prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys' fees, which shall be awarded as a part of the arbitrator's decision. The arbitrator's decision shall be considered final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. The award of the arbitrator(s) may include compensatory damages against either party but under no circumstances will the arbitrator(s) be authorized to, nor shall the arbitrator(s) award punitive, consequential or multiple damages against either party.

15.       NOTICES

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         All notices given hereunder shall be in writing and directed to Gerry
         Dewey, Summus, Ltd., 950 Lake Murray Blvd., Irmo, SC 29063 in the case of notices to Licensor and to Raytheon Company, 50 Apple Hill Drive, Tewksbury, MA 01876, Attention: R. Bishop, Manager, Development Subcontracts M/S T2FN9 in the case of notices to Licensee.

         In Witnesseth whereof, the parties hereto have executed this Agreement in duplicate effective as of the date first set forth above on page 1 hereof.

Agreed:                                  Agreed:

SUMMUS, LTD.                             RAYTHEON COMPANY


         By: /s/ Kerstin Jawerth                  By: /s/ Richard A. Bishop
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         Name: Kerstin Jawerth                    Name: Richard A. Bishop
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         Title: President                         Title: Manager, Subcontracts
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         Date: 2/21/95                            Date: 2/23/95
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